EXHIBIT 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN:
GRAN TIERRA ENERGY CANADA ULC, an Alberta corporation (“GTE ULC”) and GRAN TIERRA ENERGY INC., a Delaware corporation (“Gran Tierra”)
(GTE ULC and Gran Tierra are collectively referred to herein as, the “Company”)
- and -
REMI ANTHONY BERTHELET, an individual ordinarily resident in Canmore in the Province of Alberta
(the “Executive”)
(GTE ULC, Gran Tierra and the Executive are collectively referred to herein as the “Parties”
and individually referred to herein as a “Party”)
RECITALS:

A.	The Executive will be employed by GTE ULC as of October 18, 2019 in the position of Chief Operating Officer (COO);

B.	The Executive will also be employed by Gran Tierra and serve as an officer of Gran Tierra as of October 18, 2019.
In consideration of the above and for other good and valuable consideration, including enhancements to the Executive’s entitlement to an annual bonus and increasing the amount payable to the Executive in the event the Executive’s employment is terminated without cause or terminated contemporaneously with a Change of Control (as defined below), the Parties agree as follows:
Article 1
DUTIES AND RESPONSIBILITIES

1.1	Position
On the terms and subject to the conditions hereinafter contained, the Executive will be employed with GTE ULC as its Chief Operating Officer and as Chief Operating Officer of Gran Tierra. The Executive shall report to and be subject to the general direction of the President and Chief Executive Officer of Gran Tierra (the “President”) and shall undertake those duties customarily performed by a person holding the same or equivalent position in entities of a similar size, engaged in a similar business, as well as such other related duties that may be reasonably assigned by the President.

1.2	Exclusive Service & Other Engagements
The Executive will faithfully serve the Company and will devote his full time and attention to the business and affairs of the Company and the performance of the Executive's duties and responsibilities hereunder.

The Executive shall not engage in any other business, profession or occupation which would conflict with the performance of his duties and responsibilities under this Agreement, either directly or indirectly, including accepting any appointment to the board of directors of another company without the prior written consent of the board of directors of Gran Tierra (the “Board”).

1.3	Reassignment
The Executive agrees that the Company may change the place or country of the Executive’s primary place of work without additional compensation to the Executive, in accordance with the Company’s needs. The parties acknowledge and agree that any such change of geographical location of work will not amount to, or constitute a constructive dismissal at common law. In the event that a change in the geographical location of the Executive’s primary place of work results in a title change or a change to certain duties and responsibilities of the Executive, such change shall not constitute a constructive dismissal at common law, nor provide the Executive with Good Reason so long as the change in duties and responsibilities is not adverse, and is comparable and commensurate with the position held by the Executive prior to the geographical relocation.

1.4	Travel
The Executive shall work at GTE ULC’s offices in Calgary, Alberta. The Executive shall be available for such business related travel as may be required for the purposes of carrying out the Executive’s duties and responsibilities hereunder. Such travel shall be in accordance with the Company’s travel policy as amended from time to time.
Article 2
BASE SALARY
The Company will pay the Executive an annual salary of $400,000 Canadian Dollars, subject to applicable statutory deductions (the “Base Salary”). The Executive’s Base Salary will be payable in accordance with the Company’s practices and procedures as they may exist from time to time. Base Salary will be reviewed and may be increased on an annual basis.
Article 3
BONUS

3.1	Bonus Eligibility
The Executive shall be eligible to receive a target annual bonus of 80% of Base Salary in addition to the Executive’s Base Salary and other compensation for each year of the Executive’s employment (the “Bonus”).

3.2	Bonus Payment
The Bonus shall be payable by the Company shortly after the finalization of year end financials, and will be based upon factors determined by the Board, including but not limited to financial, operating, and strategic goals, and the Executive’s performance during the preceding year.
Article 4
BENEFITS
The Executive will be entitled to participate in and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accident plans maintained by the Company for its employees and for its executive officers specifically. The Company will continue to pay the Executive’s Base Salary in the event that the Executive becomes disabled until such time as the Executive begins to receive short-term or long-term disability insurance benefits or a final decision is made that there is no such entitlement.
Article 5
VACATION
The Executive will be entitled to twenty-five (25) days’ paid vacation per year. This vacation entitlement shall be earned over the course of each year that the Executive is employed and the Executive shall be entitled to a proportionate period of vacation for any period of less than a full year of employment. The Executive will arrange vacation time to suit the essential business needs of the Company. Unused vacation entitlement in any year will be carried over into the following calendar year to a maximum entitlement of thirty (30) days in any one year. Upon termination for any reason, the Executive will be paid out any accrued but unused vacation entitlement.
Article 6
LONG TERM INCENTIVE PROGRAM (“LTIP”)
The Executive will be eligible to participate in the Company’s Long Term Incentive Plan. The Executive’s Long Term Incentive target will be 315% of Base Salary, in accordance with the terms and conditions of Gran Tierra’s 2007 Equity Incentive Plan, to be amended from time to time (the “Plan”). The Executive will be eligible to participate in the Plan and in all applicable future stock option plans and/or incentive award plans as approved by the Board. In the event that the Executive’s employment is terminated for any reason, the Executive’s equity in the Company as well as any option grants (vested and non-vested options) in the Company, shall be governed by the terms and conditions of the Plan, without regard to any termination notice, payment in lieu of notice, or combination thereof that may be required pursuant to this Agreement or the common law.
Article 7
PERQUISITES AND EXPENSES
The Executive shall be reimbursed for all reasonable out of pocket expenses incurred in the course of his employment, upon providing reasonable substantiation and appropriate receipts for such expenditures.
Article 8
TERM AND TERMINATION OF EMPLOYMENT

8.1	Term
The Executive’s term of employment will commence on October 18, 2019 and will continue until terminated in accordance with this Article 8.

8.2	Termination Without Notice
This Agreement and the Executive’s employment hereunder may be terminated, without advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise, in the following circumstances:

(a)	Voluntary Resignation
In the event that the Executive voluntarily resigns, except where the Executive resigns for Good Reason, the Executive will give ninety (90) days’ advance written notice. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive’s last day of active service. The Company may, at its discretion, waive in whole or in part such notice by providing the Executive with payment in lieu equal to all amounts that would have been paid to the Executive for the remainder of such notice period;

(b)	Cause
The Company may terminate the employment of the Executive at any time without notice for Cause. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive’s last day of active service.
"Cause" means any act or omission of the Executive which would, at common law, permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee.

(c)	Death
In the event of the death of the Executive during the term of this Agreement, the Parties agree and acknowledge that this Agreement and the Executive’s employment hereunder will be deemed to be terminated and the Company will not be obligated to provide the Executive, or his estate, with any additional compensation excepting that which had already accrued to the Executive up to and including the date of termination, and any other death benefits that may be payable pursuant to the terms of applicable insurance coverage.

8.3	Termination by the Company without Cause
The Company may terminate the Executive’s employment without Cause at any time by providing the Executive with a separation package (the “Separation Package”) equal to one and a half (1 1/2) times the Base Salary and the Bonus that was paid or was payable to the Executive during the twelve (12) month period prior to the termination date.
The Separation Package shall be payable in a lump sum within thirty (30) days of the termination date. The Executive shall not be required to mitigate any portion of the Separation Package by seeking other employment nor shall it be reduced by any remuneration or compensation earned by the Executive after the termination date.

8.4	Termination by the Executive for Good Reason.
Should the Executive terminate his employment for Good Reason, as hereinafter defined, he shall receive the Separation Package set out in section 8.3. Failure of the Executive to terminate his employment on the occurrence of any event which would constitute Good Reason shall not constitute waiver of his rights under section 8.4 or section 8.3, provided that the Executive tenders his resignation within thirty (30) days after the occurrence of the event that forms the basis for the resignation for Good Reason and provided, however, except in the event of a Change of Control (as hereinafter defined), that the Executive has provided written notice to the Company describing the nature of the event that the Executive believes forms the basis for the resignation for Good Reason, and the Company shall thereafter have ten (10) days to cure such event.
“Good Reason” is defined as the occurrence of any of the following without the Executive’s express written consent:

(a)
the Employer’s material diminution of the Executive’s position, authority or scope or scale of duties or responsibilities (including new, additional or changed formal or informal reporting responsibilities) or any failure to re-elect or re-appoint him to any such positions, titles, duties or offices, except in connection with the termination of his employment for Cause;

(b)
a reduction by the Company of the Executive’s Base Salary except to the extent that the annual base salaries of all other executive officers of the Company are similarly reduced or any change in the basis upon which the Executive’s annual compensation is determined or paid if the change is or will be adverse to the Executive except that an award of any annual performance bonuses (including the Bonus) by the Company’s Compensation Committee (and approved by the Board) are discretionary and in no instance shall be considered adverse to Executive if such performance bonus is reduced from a prior year or if an annual performance bonus is not paid;

(c)	both a Change in Control and a Triggering Event occur;

(d)	any breach by the Company of any material provision of this Agreement.
“Change in Control” is defined as:

(a)	a dissolution, liquidation, sale, lease or other disposition of all or substantially all of the assets of Gran Tierra or GTE ULC;

(b)
a majority of the voting securities of GTE ULC ceasing to be controlled, directly or indirectly, by Gran Tierra, where “voting securities” means any securities carrying a right to vote in respect of the election of directors under all circumstances or under circumstances that have occurred and are continuing; or

(c)
an amalgamation, arrangement, merger or other consolidation of Gran Tierra with or into any one or more other corporations pursuant to which any person or combination of persons thereafter hold a greater number of voting securities or other securities of the successor or continuing corporation having rights of purchase, conversion or exchange into voting securities of the successor or continuing corporation (assuming the purchase, conversion or exchange of such other securities whether then purchasable, convertible or exchangeable or not into the highest number of voting securities of the successor or continuing corporation such persons would be entitled to) than the number of voting securities of the successor or continuing corporation held directly and indirectly by former shareholders of Gran Tierra, where “voting securities” means any securities carrying a right to vote in respect of the election of directors under all circumstances or under circumstances that have occurred and are continuing.

“Triggering Event” means the occurrence of any of the following:

(a)	the Employer’s material diminution of the Employee’s position, authority or scope or scale of duties or responsibilities as in effect immediately prior to the Change of Control;

(b)	a material reduction by the Employer of the Employee’s annual base salary as in effect immediately prior to the Change of Control;

(c)
any failure to maintain reasonable and adequate insurance or indemnification in respect of the Employee’s services as an officer or director of the Employer immediately prior to the Change of Control; or

(d)
the failure of the Employer to require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance reasonably satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place immediately prior to the Change of Control.

8.5	Resignation of Offices Held
In the event that this Agreement or the Executive’s employment hereunder is terminated for any reason, the Executive agrees to resign effective the termination date from any office or directorship held with or on behalf of Gran Tierra or a subsidiary, affiliated or related corporate entity (”Member Company” or “Member Companies”). The Executive agrees that he shall execute any and all documents appropriate to evidence such resignations and that he will not be entitled to any additional payments or compensation of any kind as consideration for doing so.
Article 9
DIRECTORS/OFFICERS LIABILITY

9.1	Indemnity
Gran Tierra shall provide to the Executive indemnification in accordance with the Indemnification Agreement dated as of October 18, 2019 entered into between Gran Tierra and the Executive.

9.2	Insurance

(a)
Gran Tierra shall purchase and maintain, throughout the period during which the Executive acts as a director or officer of Gran Tierra or a Member Company and for a period of six years after the date that the Executive ceases to act as a director or officer of Gran Tierra or a Member Company, directors’ and officers’ liability insurance for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, such that the Executive’s insurance coverage is, at all times, at least equal to or better than any insurance coverage that Gran Tierra purchases and maintains for the benefit of its then current directors and officers, from time to time.

(b)
If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Executive or the Executive’s heirs, executors, administrators or other legal representatives are subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by Gran Tierra for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, Gran Tierra shall pay the deductible for and on behalf of the Executive or the Executive’s heirs, executors, administrators or other legal representatives, as the case may be.

9.3	Survival
The provisions of sections 9.1 and 9.2 of this Agreement shall survive the termination of this Agreement or the employment of the Executive and such provisions shall continue in full force and effect in accordance with such Indemnification Agreement and the provisions of this Agreement for the benefit of the Executive.

Article 10
NON-COMPETITION AND CONFIDENTIALITY

10.1	Fiduciary Duties & Non-Competition
The Executive recognizes and understands that in performing the duties and responsibilities as outlined in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to all aspects of the services and businesses carried on by Gran Tierra and its Member Companies and the manner in which such businesses are conducted. The Executive agrees that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of Gran Tierra and its Member Companies and not in any manner detrimental to them. The Executive further agrees that so long as the Executive is employed pursuant to this Agreement, the Executive shall not engage in any practice or business in competition with the business of Gran Tierra or any of its Member Companies. The Executive further agrees that the Executive’s fiduciary duties shall survive the termination of this Agreement in accordance with applicable law.

10.2	Confidentiality
The Executive further recognizes and understands that he is a key employee and will become knowledgeable, aware and possessed of confidential and proprietary information, know-how, data, strategic studies, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of Gran Tierra and its Member Companies, which may include, without limitation, geophysical studies and data, market data, engineering information, shareholder data, compensation rates and methods and personnel information (collectively “Confidential Information”) concerning the business of Gran Tierra and its Member Companies. The Executive therefore agrees that, except with the consent of the President, he will not disclose such Confidential Information to any unauthorized persons; provided that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of Gran Tierra or its Member Companies other than by a breach of this Agreement.

10.3	Following Termination of Agreement
Subject to this Article 10 and without otherwise restricting the fiduciary obligations imposed upon, or otherwise applicable to the Executive as a result of the Executive having been a senior officer and key employee, the Executive shall not be prohibited from obtaining employment with or otherwise forming or participating in a business competitive to the business of the Company after the termination of this Agreement and the Executive’s employment hereunder.

10.4	Business Records
The Executive agrees to promptly deliver to the Company, upon termination of his employment for any reason, or at any other time when the Company so requests, all documents relating to the business of Gran Tierra or its Member Companies, including, without limitation: all reports and related data, such as summaries, memoranda and opinions relating to the foregoing, contract files, notes, records, manuals, correspondence, financial and accounting information, client lists, statistical data and compilations, patents, copyrights, trademarks, trade names, methods, processes, agreements, contacts or any other documents relating to the business of Gran Tierra or its Member Companies, and all copies thereof and therefrom (collectively, the "Business Records"). The Executive confirms that all of the Business Records which are required to be delivered to the Company pursuant to this Agreement constitute the exclusive property of Gran Tierra or its Member Companies. The obligations of confidentiality set forth in this Agreement shall continue notwithstanding the Executive’s delivery of any such documents to the Company.

Article 11
CHANGES TO AGREEMENT
Any modifications or amendments to this Agreement must be in writing and signed by all Parties or else they shall have no force and effect.
Article 12
ENUREMENT
This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive’s heirs, executors, administrators and personal representatives.
Article 13
GOVERNING LAW AND JURISDICTION
This Agreement shall be construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Executive’s employment hereunder, shall be tried in the Court of Queen's Bench situated in Calgary, Alberta. The Parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.
Article 14
NOTICES

14.1	Notice to Executive
Any notice required or permitted to be given to the Executive shall be deemed to have been received if delivered personally to the Executive or sent by courier to the Executive’s home address last known to the Company.

14.2	Notice to Company
Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, sent by courier, or sent by facsimile to:
Gran Tierra Energy Inc.

Suite 900, 520 3rd AVE S.W.

Calgary, Alberta, Canada, T2P 0R3

Fax: +1 403 265-3242

Attn: President
Article 15
WITHHOLDING

All payments made to the Executive hereunder or for the benefit of the Executive shall be less applicable statutory withholdings and deductions.
Article 16
INDEPENDENT LEGAL ADVICE
The Executive acknowledges that the Executive has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such independent legal advice or has expressly deemed not to seek such advice, and that the Executive is entering into this Agreement with full knowledge of the contents hereof, of the Executive’s own free will and with full capacity and authority to do so.
Article 17
COMPANY POLICIES
The Executive will comply with all Company policies and procedures (certain of which may be found on the “Corporate Responsibility” page at www.grantierra.com), as may be amended by the Company from time to time (the "Company Policies"). The Executive agrees to review and provide written acknowledgement on an annual basis of his acceptance of the Company Polices, including policies with respect to business conduct and ethics, insider trading, complaints reporting, foreign corrupt practices, information security, computer use, and disclosure.
Article 18
WAIVER
No failure or delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of those rights, powers or privileges, nor will any waiver in one instance be deemed to be a continuing waiver in any other instance.
Article 19
SEVERABILITY AND ENFORCEABILITY
If any court of competent jurisdiction declares any provision of this Agreement invalid, void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of the remainder of this Agreement, which shall remain in full force and effect. To the extent that any court of competent jurisdiction concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.
Article 20
PRIVACY
The Executive acknowledges and agrees that he will take all necessary steps to protect and maintain the Personal Information (information about an identifiable individual) of the employees, consultants or customers of the Company obtained in the course of the Executive's employment with the Company. The Executive shall at all times comply, and shall assist the Company to comply, with all applicable laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection Act (Alberta) (“Applicable Privacy Laws”).
The Executive acknowledges and agrees that the disclosure of the Executive’s Personal Information may be required as part of the ongoing operations of the Company’s business, as required by law or regulatory agencies, as part of the Company’s audit process, as part of a potential business or commercial transaction or as part of the Company’s management of the employment relationship (the "Personal Information

Disclosure"), and the Executive hereby grants consent as may be required by Applicable Privacy Laws to the Personal Information Disclosure.
Article 21
ENTIRE AGREEMENT
This Agreement, together with the documents referenced herein, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.
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Article 22
COUNTERPART EXECUTION
This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. Delivery of a copy of a counterpart by facsimile or email by one Party to the other Party shall be deemed to be delivery of an original by that Party.
IN WITNESS OF WHICH the Parties have duly executed this Agreement on the dates set forth below, with an effective date of October 18, 2019.

GRAN TIERRA ENERGY CANADA ULC, an Alberta corporation		GRAN TIERRA ENERGY INC., a Delaware corporation
By:	/s/ Gary Guidry	By:	/s/ Gary Guidry
	Name: Gary Guidry Title: President & CEO		Name: Gary Guidry Title: President & CEO
Date:	September 12, 2019	Date:	September 12, 2019

EXECUTIVE
	By:	/s/ Remi Anthony Berthelet
REMI ANTHONY BERTHELET
	Date:	September 12, 2019
SIGNED, SEALED & DELIVERED In the presence of: /s/ Warren Bell
Witness
Warren Bell
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